Exhibit 99.1

Renee Moore Appointed to the Board of Directors of The First, A National Banking Association

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 6, 2019--The Board of Directors of The First Bancshares, Inc. announced today that Renee Moore, CPA and Partner, TMH CPA & Consulting Firm, has been appointed to the Board of Directors of the Bank.

President and CEO of The First, M. Ray “Hoppy” Cole, commented, “We are honored that Ms. Moore has agreed to serve as a director of our bank. Ms. Moore has a wealth of experience in the business sector and we look forward to her guidance as we continue to grow our company.”

In addition to her affiliation with TMH, CPA and Consulting Firm, Ms. Moore is active in the community. She serves on the Forrest General Foundation Planned Giving Committee, the 2019 Heart Walk Executive Leadership Team, and also serves on the Advisory Board of The First, A National Banking Association.

Founded in 1996 near Hattiesburg, Mississippi, The First, A National Banking Association has grown rapidly throughout south Mississippi, south Alabama, Louisiana, Florida and Georgia providing a full range of financial services to more than 129,000 customers in our footprint. The First has approximately $3.5 Billion in assets and now serves clients with 71 convenient locations in Mississippi, Alabama, Louisiana, Florida and Georgia. The company’s stock is traded on Nasdaq Global Market under the symbol FBMS. Information is available on the company’s website www.TheFirstBank.com.

CONTACT:
Jennifer Trussell
Marketing Director
Phone: 601.450.2535